SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                          _______________________

                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT
                                     TO
                               RULE 13d-2(a)

                             (Amendment No. 10)

                            Chic by H.I.S. Inc.
                            --------------------
                              (Name of Issuer)

                   Common Stock, $.01 par value per share
                   --------------------------------------
                       (Title of Class of Securities)
                            -------------------

                                 167113109
                         ------------------------
                               (CUSIP Number)


                              Arnold M. Amster
                              767 Fifth Avenue
                          New York, New York 10153
                               (212) 644-4500
                          -----------------------
          (Name, Address and Telephone Number of Person Authorized
                   to Receive Notices and Communications)

                                  Copy to:

                          Daniel E. Stoller, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10022
                               (212) 735-3000

                               April 9, 1999
                    ----------------------------------
          (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

                   (continued on following pages)
                        (Page 1 of 11 Pages)

CUSIP No.  167113109


1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Arnold M. Amster

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)    x
                                                            (b) ____

3.    SEC USE ONLY

4.    SOURCE OF FUNDS

            PF

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)
                                             _____

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

       7.   SOLE VOTING POWER             194,500 shares

       8.   SHARED VOTING POWER           769,200 shares

       9.   SOLE DISPOSITIVE POWER        194,500 shares

      10.   SHARED DISPOSITIVE POWER      769,200 shares

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            963,700 shares

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES


13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             9.8 %

14.   TYPE OF REPORTING PERSON

            IN



CUSIP No.  167113109



1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Peggy J. Amster

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)    x
                                                            (b) ____

3.    SEC USE ONLY

4.    SOURCE OF FUNDS

            PF

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)
                                           _____

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

       7.   SOLE VOTING POWER                  0 shares

       8.   SHARED VOTING POWER           42,500 shares

       9.   SOLE DISPOSITIVE POWER             0 shares

      10.   SHARED DISPOSITIVE POWER      42,500 shares

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            42,500 shares

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES


13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .4%

14.   TYPE OF REPORTING PERSON

            IN


CUSIP No.  167113109


1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Wendy A. Amster

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)    x
                                                            (b) ____

3.    SEC USE ONLY

4.    SOURCE OF FUNDS

            PF

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)
                                          _____

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

       7.   SOLE VOTING POWER                   0 shares

       8.   SHARED VOTING POWER            87,500 shares

       9.   SOLE DISPOSITIVE POWER              0 shares

      10.   SHARED DISPOSITIVE POWER       87,500 shares

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            87,500 shares

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES


13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .9%

14.   TYPE OF REPORTING PERSON

            IN


CUSIP No.  167113109

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            The Amster Foundation

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)    x
                                                            (b) ____

3.    SEC USE ONLY

4.    SOURCE OF FUNDS

            PF

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)
                                         _____

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

       7.   SOLE VOTING POWER                  0 shares

       8.   SHARED VOTING POWER           25,000 shares

       9.   SOLE DISPOSITIVE POWER             0 shares

      10.   SHARED DISPOSITIVE POWER      25,000 shares

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            25,000 shares

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES


13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .3 %

14.   TYPE OF REPORTING PERSON

            00



CUSIP No.  167113109

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Amster & Co.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)    x
                                                            (b) ____

3.    SEC USE ONLY

4.    SOURCE OF FUNDS

            WC

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)
                                        _____

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

       7.   SOLE VOTING POWER                   0 shares

       8.   SHARED VOTING POWER           148,900 shares

       9.   SOLE DISPOSITIVE POWER              0 shares

      10.   SHARED DISPOSITIVE POWER      148,900 shares

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            148,900 shares

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES


13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.5 %

14.   TYPE OF REPORTING PERSON

            PN



CUSIP No.  167113109

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Flex Holding Corp.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)    x
                                                            (b) ____

3.    SEC USE ONLY

4.    SOURCE OF FUNDS

            WC

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)
                                           _____

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

       7.   SOLE VOTING POWER                   0 shares

       8.   SHARED VOTING POWER           465,300 shares

       9.   SOLE DISPOSITIVE POWER              0 shares

      10.   SHARED DISPOSITIVE POWER      465,300 shares

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            465,300 shares

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES


13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %

14.   TYPE OF REPORTING PERSON

            CO



CUSIP No.  167113109

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            The Amster Family Trust,
               Matthew J. Mallow, Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)    x
                                                            (b) ____

3.    SEC USE ONLY

4.    SOURCE OF FUNDS

            OO

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)
                                _____

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

       7.   SOLE VOTING POWER              558,000 shares

       8.   SHARED VOTING POWER                  0 shares

       9.   SOLE DISPOSITIVE POWER         558,000 shares

      10.   SHARED DISPOSITIVE POWER             0 shares

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            558,000 shares

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES


13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.7%

14.   TYPE OF REPORTING PERSON

            OO




      This Amendment No. 10 further amends and supplements the Schedule 13D dated October 22, 1997 filed by Arnold M. Amster, Peggy J. Amster, Wendy A. Amster, The Amster Foundation, Amster & Co., Flex Holding Corp. and The Amster Family Trust (collectively, the "Reporting Persons"), relating to the shares of the Issuer. Any terms not defined herein shall have the meaning ascribed to them in the Schedule 13D dated October 22, 1997, as amended to date.


Item 3.  Source and Amount of Funds.

      The response to Item 3 is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

      The source and aggregate amount of funds (including commissions) used by each of the Reporting Persons to acquire the shares of Common Stock reported as being beneficially owned by the Reporting Persons are as follows:

Name                       Amount                     Source of Funds

Arnold M. Amster           $   1,936,971*             Personal funds**
Peggy J. Amster            $   1,138,394*             Personalfunds**
Wendy A. Amster            $     523,451              Personal funds
The Amster Foundation      $     166,999              Foundation funds
Amster & Co.               $     792,752              Working capital**
Flex Holding Corp.         $   4,381,563              Working capital**
The Amster Family Trust,
   Matthew J. Mallow,
   Trustee                        ***

------------------------
* Includes the funds used to acquire the shares of Common Stock which were thereafter contributed to the Trust.

** The shares of Common Stock owned by Arnold M. Amster, Peggy J. Amster, Amster & Co. and Flex Holding Corp were purchased in their respective brokerage margin accounts on customary terms.

*** The shares of Common Stock owned by the Trust were received by gift from Arnold M. Amster and Peggy J. Amster, as previously described in Item 2 of Amendment No. 9 to the Schedule 13D and as described in Item 5 of this Amendment No. 10.

Item 5.  Interest in Securities of the Issuer.

      The response to Item 5 is hereby amended and supplemented by adding the following:

      The aggregate number of shares of Common Stock beneficially owned by the Reporting Persons is 1,521,700 shares or 15.4% of the outstanding Common Stock. The ownership by the Reporting Persons of shares of Common Stock and the percentage of the outstanding shares of Common Stock represented thereby is as follows:


Name                       Number of Shares           Percentage

Arnold M. Amster                  963,700 (1)             9.8% (1)
Peggy J. Amster                    42,500                  .4%
Wendy A. Amster                    87,500                  .9%
The Amster Foundation              25,000                  .3%
Amster & Co.                      148,900                 1.5%
Flex Holding Corp.                465,300                 4.7%
The Amster Family Trust,
   Matthew J. Mallow, Trustee     558,000                 5.7%

---------------------------
(1) Includes an aggregate of 769,200 shares of Common Stock owned by the other Reporting Persons (excluding the Trust). Except with respect to the shares of Common Stock owned by the Trust, Arnold M. Amster shares voting and dispositive power with respect to the shares of Common Stock owned by the other Reporting Persons and may be deemed the beneficial owner of all such shares. Arnold M. Amster disclaims beneficial ownership of any of the shares of Common Stock owned by the other Reporting Persons.

      On April 9, 1999, Peggy J. Amster made an irrevocable gift of 170,000 shares of Common Stock held by her personally to the Trust. In addition, since the filing of Amendment No. 9 to this Schedule 13D on January 7, 1999 and in addition to the transaction referenced in the preceding sentence, the Reporting Persons engaged in transactions in the Common Stock as set forth below. All such transactions constituted open-market purchases of the Common Stock effected through The New York Stock Exchange, Inc.

Reporting Person        Date        Number of Shares     Price Per Share
----------------        ----        ----------------     ---------------

Arnold M. Amster       4/12/99            40,000             $  2.44



                             SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of each person or entity set forth below, each such person or entity certifies that the information set forth in this Statement is true, complete, and correct.


April 15, 1999                             /s/ Arnold M. Amster
                                           -------------------------------
                                           Arnold M. Amster


April 15, 1999                                           *
                                           -------------------------------
                                           Peggy J. Amster


April 15, 1999                                           *
                                           -------------------------------
                                           Wendy A. Amster


April 15, 1999                             THE AMSTER FOUNDATION

                                           By  /s/ Arnold M. Amster
                                              ---------------------------
                                               Arnold M. Amster


April 15, 1999                             AMSTER & CO.

                                           By /s/ Arnold M. Amster
                                              ---------------------------
                                               Arnold M. Amster,
                                               General Partner


April 15, 1999                            FLEX HOLDING CORP.

                                          By  /s/ Arnold M. Amster
                                             ----------------------------
                                               Arnold M. Amster, Chairman
                                               of the Board


April 15, 1999                            THE AMSTER FAMILY TRUST

                                          By  /s/ Matthew J. Mallow
                                             ----------------------------
                                              Matthew J. Mallow, Trustee



*  By /s/ Arnold M. Amster
         Arnold M. Amster
         Attorney-in-fact